Exhibit 99.1

CONSENT OF NOMINEE TO THE BOARD OF DIRECTORS

May 1, 2005

Accentia Biopharmaceuticals, Inc.

Attn: Francis E. O’Donnell, Jr. M.D.

324 S. Hyde Park Avenue

Suite 350

Tampa, Florida 33606

Dear Mr. O’Donnell:

The purpose of this letter is to give my consent to Accentia Biopharmaceuticals, Inc. (the “Company”) to include me as a director-nominee in the Registration Statement on Form S-1, Form 8-A or other appropriate forms and any amendments or supplements thereto under the Securities Act of 1933, as amended, that the Company proposes to file with the Securities and Exchange Commission with respect to the its initial public offering of securities.

Yours truly,

/s/ Carl R. Holman
Carl R. Holman